Dodie Kent
                                          Vice President and Counsel
                                          212-314-3970
                                          Fax:  212-707-1791
                                          MONY Life Insurance Company of America
                                          1290 Avenue of the Americas
                                          New York, New York 10104

February 3, 2006


Via EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

         Re:   MONY America Variable Account A
               Registration Nos. 333-107961

Commissioners:

MONY Life Insurance Company of America ("MONY America") pursuant to Rule 477 under the Securities Act of 1933 ("1933 Act") requests the withdrawal of its Initial Registration Statement submission made on Form N-4 on August 14, 2003, accession number 0000950109-03-003766. There are no applicable contract owners.

Please contact the undersigned if there are any questions in connection with this matter.

Very truly yours,



/s/ Dodie Kent